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NAME OF REGISTRANT:
Franklin Investors Securities Trust
File No. 811-4986

EXHIBIT ITEM No. 77D: Policies with respect to security investments


Resolutions from the Franklin Investors Securities Trust minutes of the meeting of the board of trustees, dated July
19, 2001:


     RESOLVED, that effective March 1, 2002, the Franklin Adjustable U.S. Government Securities Fund adopt a non-fundamental policy that it will normally invest at least 80% of its net assets in adjustable rate U.S. government mortgage securities, and that this policy is changeable only upon sixty days' advance notice to shareholders; and

     FURTHER RESOLVED, that effective March 1, 2002, the Franklin Adjustable U.S. Government Securities Fund's non-fundamental policies be, and they are hereby amended to require that it may invest up to 20% of its net assets in other securities, consistent with its goal, including fixed-rate mortgage securities; and

     FURTHER RESOLVED, that effective March 1, 2002, the Franklin Convertible Securities Fund adopt a non-fundamental policy that it will normally invest at least 80% of its net assets in convertible securities (and common stock received upon conversion of convertible securities), and that this policy is changeable only upon sixty days' advance notice to shareholders; and

     FURTHER RESOLVED, that effective March 1, 2002, the Franklin Convertible Securities Fund's non-fundamental policies be, and they are hereby amended to require that it may invest up to 20% of its net assets in other securities; and

     FURTHER RESOLVED, that effective March 1, 2002, the Franklin Equity Income Fund adopt a non-fundamental policy that it will normally invest at least 80% of its net assets in equity securities, and that this policy is changeable only upon sixty days' advance notice to shareholders; and

     FURTHER RESOLVED, that effective March 1, 2002, the Franklin Equity Income Fund's non-fundamental policies be, and they are hereby amended to require that it may invest up to 20% of its net assets in other securities; and

     FURTHER RESOLVED, that effective March 1, 2002, the Franklin Floating Rate Daily Access Fund adopt a non-fundamental policy that it will normally invest at least 80% of its net assets in income-producing floating interest rate corporate loans or corporate debt securities made to or issued by U.S. companies, foreign entities and U.S. subsidiaries of foreign entities, and that this policy is changeable only upon sixty days' advance notice to shareholders; and

     FURTHER RESOLVED, that effective March 1, 2002, the Franklin Floating Rate Daily Access Fund's non-fundamental policies be, and they are hereby amended to require that it may invest up to 20% of its net assets in certain other types of debt obligations including money market securities and repurchase agreements for cashflow management purposes; and

     FURTHER RESOLVED, that effective March 1, 2002, the Franklin Short-Intermediate U.S. Government Securities Fund adopt a non-fundamental policy that it will normally invest at least 80% of its net assets in U.S. government securities, and that this policy is changeable only upon sixty days' advance notice to shareholders; and

     FURTHER RESOLVED, that the appropriate officers and agents of the Trust be authorized to take such actions, and to execute and deliver such instruments, certificates and documents, including making changes to existing non-fundamental policies as may be necessary or appropriate, in order to effectuate the foregoing, in compliance with the Names Rule.